UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2011

UTSTARCOM, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-29661 (Commission File Number)	52-1782500 (I.R.S. Employer Identification No.)

20F, Tower E1, The Towers, Oriental Plaza
No. 1 East Chang An Avenue
Dong Cheng District
Beijing, P.R. China

Post code: 100738

(Address of principal executive offices) (Zip code)

+86 (10) 8520-5588

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

Item 5.02 below is incorporated herein by reference in its entirety.

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On February 24, 2011, the board of directors (the “Board”) of UTStarcom, Inc. (the “Company”) approved the Company entering into an employment agreement governed under the laws of the People’s Republic of China (the “PRC”) (the “Agreement”) with Jack Lu, the Company’s Chief Executive Officer.  The terms of the Agreement will be consistent with the laws and regulations of the PRC and Mr. Lu’s current employment arrangements as set forth in the offer letter from the Company to Mr. Lu dated February 1, 2010, as amended on February 22, 2010.  The final terms of the Agreement have not been determined. However, as required under the laws of the PRC, Mr. Lu’s employment under the Agreement will be for a term, which is expected to be for three years from the effective date of the Agreement.  In addition, under the laws of the PRC, termination of Mr. Lu’s employment under the Agreement, other than pursuant to legal circumstances specified in the PRC employment contract laws, will require Mr. Lu’s consent.

After entering into the Agreement, Mr. Lu will be entitled to certain statutory benefits granted to employees under the laws and regulations of the PRC, such as receipt of local health, disability, and unemployment insurance, a statutory housing allowance and participation in the statutory pension program, that together have an approximate annual value of US$9,600.

Additionally, the Board approved the Company amending (the “Amendment”) the involuntary termination severance agreement previously entered into between the Company and Mr. Lu (the “Severance Agreement”).  Under the Amendment, if Mr. Lu’s employment is terminated as a result of a “good reason” or an “involuntary termination” during the term of the Severance Agreement (as such terms are defined in the Severance Agreement), then Mr. Lu will receive, among other severance benefits, 100% of twelve (12) months of his base salary.  Under the original terms of the Severance Agreement, Mr. Lu would have received 70% of twelve (12) months of his base salary if his employment were terminated as a result of a “good reason” or an “involuntary termination” and another 30% of Mr. Lu’s twelve (12) month base salary would have been paid as consideration for a non-competition agreement.

Entering into the Agreement and the Amendment will be contingent upon Mr. Lu agreeing that payment of the severance benefits under the Severance Agreement as amended will satisfy the Company’s obligations to Mr. Lu under PRC law and the Agreement such that he would not be eligible to receive the severance benefits otherwise provided for under PRC employment agreement laws.

The Board also approved the Company providing Mr. Lu with the applicable executive benefits offered to non-Chinese executives working in the PRC.  The benefits authorized to be provided to Mr. Lu are:

•                  A monthly housing allowance of US$4,000

•                  Reimbursement of dependent tuition (for up to two dependents), up to a maximum of US$30,000 per year;

•                  Reimbursement for financial planning services, up to US$5,000 per year;

•                  International health insurance and life insurance (or the cash value thereof), with a value of approximately US$13,400 per year; and

•                  Participation in the Training/Education Assistance Program, up to US$3,000 per year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTSTARCOM, INC.

Date: March 2, 2011	By:	/s/ JACK LU
	Name:	Jack Lu
	Title:	Chief Executive Officer